UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2021

CALAVO GROWERS, INC.

(Exact name of registrant as specified in its charter)

California	000-33385	33-0945304
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1141-A Cummings Road, Santa Paula, California 93060

(Address of principal executive offices) (Zip Code)

(805) 525-1245

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	CVGW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2021, Calavo Growers, Inc. (“we,” “the Company,” or, “our”), and FreshRealm, LLC (“FreshRealm”), entered into a Limited Liability Company Member Separation and Release Agreement (the “Separation Agreement”) described below.

The Company was previously a limited liability company member in FreshRealm and was a party to that certain FreshRealm, LLC Seventh Amended and Restated Limited Liability Company Agreement, dated as of February 27, 2019, by and among FreshRealm and its members. The Company and FreshRealm were also parties to that certain Sixth Amended and Restated Senior Promissory Note, effective August 10, 2018, as amended (the “Prior Note”), pursuant to which the Company loaned to FreshRealm principal plus accrued interest in the total sum of $34.7 million.

Pursuant to the Separation Agreement, among other terms: (i) the Company terminated its limited liability company interest and equity ownership in Fresh Realm; (ii) the Company and FreshRealm simultaneously entered into an Amended and Restated Senior Secured Loan Agreement and Promissory Note (the “Amended Note”), which amended and restated the Prior Note; (iii) FreshRealm issued an additional Secured Promissory Note to the Company in the amount of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) that is subordinated to the Amended Note (the “Second Note”, together with the Amended Note, the “Notes”)); (iv) in the event FreshRealm pays the Company the sum of Six Million Dollars ($6,000,000) (the “Loan Payoff Amount”) by March 31, 2022 (the “Loan Payoff Period”), the Notes shall be deemed paid in full; (v) the parties agreed to a mutual release of any claims; and (vi) the parties agreed to indemnify each other from any subsequent third party claims.

In the event FreshRealm fails to pay the Loan Payoff Amount by the Loan Payoff Period, the Notes shall remain in full force and effect, and pursuant to a warrant issued to the Company, the Company shall have the right to purchase Four Million Two Hundred Seven Thousand Three Hundred Ninety-Seven (4,207,397) equity units in Fresh Realm. The Notes have an interest rate of 1.46% per annum with a maturity date of April 1, 2022, and are secured in all of the assets and collateral of FreshRealm pursuant to that certain Third Amended and Restated Security Agreement dated February 3, 2021.

If FreshRealm (i) pays to the Company the Loan Payoff Amount within the Loan Payoff Period; and (ii) undergoes a “Success Event” in the future, including: a merger, a majority sale of FreshRealm’s assets or equity ownership interests, a private placement, or an initial public offering where FreshRealm as a company is valued at $100 million or more, FreshRealm shall pay to the Company additional compensation in accordance with the following:

●	FreshRealm shall pay the Company a $10 million payment upon the closing of a Success Event if the valuation of FreshRealm at the time of the Success Event is equal to or greater than $100 million, but less than $230 million;
●	FreshRealm shall pay the Company a $20 million payment upon the closing of a Success Event if the valuation of FreshRealm at the time of the Success Event is equal to or greater than $230 million, but less than $380 million; or
●	FreshRealm shall pay the Company a $34 million payment upon the closing of a Success Event if the valuation of FreshRealm at the time of the Success Event is equal to or greater than $380 Million.

Aside from the above, if FreshRealm undergoes a sale of its business either through a merger or a majority sale of its assets or equity interests before February 3, 2022, FreshRealm shall pay the Company Six

Million Dollars ($6,000,000), if it hasn’t already paid the Loan Payoff Amount, plus twenty percent (20%) of the purchase price proceeds from such sale of FreshRealm.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, the Amended Note and the Second Note, copies of which are filed as Exhibits 10.1, 10.2, and 10.3 respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K related to the Separation Agreement is incorporated by reference into this Item 1.02 in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

10.1	Limited Liability Company Member Separation and Release Agreement, dated February 3, 2021, by and between FreshRealm LLC and Calavo Growers, Inc.
10.2	Amended and Restated Senior Secured Loan Agreement and Promissory Note, dated February 3, 2021, by and between FreshRealm LLC and Calavo Growers, Inc.
10.3	Secured Promissory Note, dated February 3, 2021, by and between FreshRealm LLC and Calavo Growers, Inc.
10.4	Warrant Agreement, dated February 3, 2021, by and between FreshRealm LLC and Calavo Growers, Inc.
10.5	Third Amended and Restated Security Agreement, dated February 3, 2021, by and between FreshRealm LLC and Calavo Growers, Inc.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
February 9, 2021
	By:	/s/ James Gibson
James Gibson Chief Executive Officer (Principal Executive Officer)

4